Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS RECORD 2016 SECOND QUARTER RESULTS

•	Diluted EPS of $0.70 was 11.1% higher than prior year diluted EPS of $0.63.
•	Sales of $522.6 million were 9.9% higher than last year (10.2% in constant currency), driven by Commercial Aerospace (up 14.3% in constant currency).
•	Operating income was $100.1 million, 19.2% of sales, as compared to $90.6 million, 19.0% of sales in 2015.
•	Mid-point of full year 2016 guidance increased: adjusted diluted EPS of $2.48 to $2.56 (previously was $2.44 to $2.56).

See Table C for reconciliation of GAAP and non-GAAP operating income, net income and earnings per share

	Quarter Ended June 30,			Six Months Ended June 30,
(In millions, except per share data)	2016	2015	% Change	2016	2015	% Change

Net Sales	$522.6	$475.7	9.9%	$1,020.3	$947.5	7.7%
Net sales change in constant currency			10.2%			7.7%
Operating Income	100.1	90.6	10.5%	184.0	173.2	6.2%
Net Income	66.1	61.7	7.1%	122.1	129.8	(5.9)%
Diluted net income per common share	$0.70	$0.63	11.1%	$1.29	$1.32	(2.3)%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (Table C)	$100.1	$90.6	10.5%	$184.0	$173.2	6.2%
As a % of sales	19.2%	19.0%		18.0%	18.3%
Adjusted Net Income (Table C)	66.4	61.7	7.6%	122.4	118.2	3.6%
Adjusted diluted net income per share	$0.70	$0.63	11.1%	$1.29	$1.21	6.6%

STAMFORD, CT. July 20, 2016 – Hexcel Corporation (NYSE: HXL), today reported record second quarter results with diluted EPS of $0.70 on net sales of $522.6 million.

Chairman, CEO and President Nick Stanage commented, “This was another record quarter for Hexcel, with solid execution leading to strong results. For the quarter, our diluted EPS of $0.70 was 11% above last year’s $0.63, on a constant currency sales increase of 10%. We delivered a solid gross margin of 28.7% in the first half of 2016, while executing the start-up of several new production lines for additional capacity to support our forecasted growth.”

Commercial Aerospace sales, which account for 70% of total sales, drove the quarter’s record results.  Sales, led by the A350 XWB, were 14.3% higher in constant currency than the second quarter of 2015. Space & Defense sales were 7.6% lower in constant currency than last year, while Industrial sales were 14.4% higher in constant currency than last year, reflecting the acquisition of Formax.

Looking ahead, Mr. Stanage said, “With the strong first half of the year now behind us, we reaffirm our 2016 guidance, and we have increased the mid-point of our earnings guidance. Our range for adjusted diluted EPS is now $2.48 to $2.56 (previously was $2.44 to $2.56) on sales of $1.99 to $2.05 billion (previously was $1.97 to $2.07 billion). The Company’s focus remains driving manufacturing throughput, capacity expansion and superior execution to prepare for the substantial production ramp up of new programs, led by Commercial Aerospace. We continue to be well aligned with our customers’ needs and are fully prepared to meet the increasing demands for innovative composite products and solutions to support their growth.”

Markets

Commercial Aerospace

•

Commercial Aerospace sales of $368.5 million increased 13.5% (14.3% in constant currency) for the quarter as compared to the second quarter of 2015. Revenues attributed to new aircraft programs (B787, A350 XWB, A320neo and B737 MAX) increased more than 50% versus the same period last year, with A350 XWB shipments leading the growth. Sales related to Airbus and Boeing legacy aircraft programs were down modestly compared to the second quarter of 2015.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were down about 15% compared to the strong second quarter of 2015, but sales for the first half of 2016 were about 10% higher than the second half of 2015.

Space & Defense

•

Space & Defense sales of $81.8 million decreased 7.0% (7.6% in constant currency) for the quarter as compared to the second quarter of 2015. Rotorcraft sales comprise just over half of Space & Defense sales and, while they accounted for the majority of the decrease over last year, sales for both military and commercial rotorcraft were higher than each of the preceding three quarters. First half Space & Defense sales of $161.1 million were just higher than the second half of 2015 sales.

Industrial

•

Total Industrial sales of $72.3 million for the second quarter of 2016 were 14.8% higher (14.4% in constant currency) than the second quarter of 2015. Wind energy sales (which account for more than half of the total Industrial sales) were up mid-single digits compared to last year, with the rest of the growth in Industrial sales coming from the Formax acquisition.

Operations

•

Gross margin for the second quarter was 28.8% compared to 29.2% in the second quarter of 2015, as both periods reflected strong operating performance.  Selling, general and administrative expenses were slightly higher than the second quarter of 2015. Research and technology expenses in the second quarter of 2016 of $11.6 million were $1.2 million higher than the comparable 2015 period and expenses for the first half of 2016 are just higher than the comparable period in 2015.

•

Adjusted operating income in the second quarter of 2016 was $100.1 million or 19.2% of sales compared to $90.6 million or 19.0% of sales in 2015. The second quarter and first half of 2016 were both favorably impacted from exchange rates by about 20 and 50 basis points, respectively, compared to 2015 periods. For the first half of 2016, depreciation and amortization expense was $8.3 million higher than the comparable period for 2015.

Cash and other

•

The effective tax rate for the quarter was 30.5% compared to 30.6% in 2015. Year-to-date tax rate is 29.8% as the first quarter results included a benefit of $1.2 million from the early adoption of Accounting Standards Update 2016-09 regarding the accounting for share-based payments.  Excluding this discrete benefit, the year-to-date tax rate is 30.5%, the rate estimated for full year 2016.

•

Free cash flow for the first half of 2016 was a use of $21 million versus a use of $116 million in 2015. Working capital decreased $19 million in the second quarter of 2016 and year-to-date use is $72 million as compared to $135 million use in the first half of 2015. Our working capital has seasonal fluctuations and is expected to be a modest source of cash in the second half of 2016. Cash used for capital expenditures was $156 million in the first half of 2016 compared to $166 million in the 2015 period. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•	During the quarter, the Company used $20 million to repurchase shares of its common stock and has $149 million remaining under the authorized share repurchase program.
•	As announced today, the Board of Directors declared a $0.11 quarterly dividend. The dividend will be payable to stockholders of record as of August 3, 2016, with a payment date of August 10.
•

As previously announced on June 9, the Company amended and extended its $700 million senior unsecured revolving credit facility (the Facility). The maturity of the Facility was extended from September 2019 to June 2021. The amendment provides for a modest reduction in interest costs, as well as less restrictive covenants. As a result of the refinancing, the company accelerated certain unamortized financing costs of the credit facility being replaced incurring a pretax charge of $0.4 million this quarter.

2016 Outlook

•	Revised full year sales outlook is narrowed to $1.99-$2.05 billion (previously was $1.97-$2.07 billion).
•	Revised full year adjusted diluted earnings per share is narrowed to $2.48-$2.56 (previously it was $2.44-$2.56).
•	Free cash flow of $20-$60 million including accrual basis capital expenditures of $280-$320 million (unchanged).

*****

Hexcel will host a conference call at 10:00 a.m. ET, tomorrow, July 21, 2016 to discuss the second quarter results and respond to analyst questions. The telephone number for the conference call is (719) 325-2281 and the confirmation code is 9558654. The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs,

honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the Company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2016 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions, uncertainty regarding the likely exit of the U.K. from the European Union, and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended June 30,	Six Months Ended June 30,
(In millions, except per share data)	2016	2015	2016	2015
Net sales	$522.6	$475.7	$1,020.3	$947.5
Cost of sales	372.3	336.6	727.0	666.6

Gross margin	150.3	139.1	293.3	280.9
% Gross margin	28.8%	29.2%	28.7%	29.6%

Selling, general and administrative expenses	38.6	38.1	86.0	84.8
Research and technology expenses	11.6	10.4	23.3	22.9

Operating income	100.1	90.6	184.0	173.2

Interest expense, net	5.7	2.5	11.3	4.4
Non-operating expense (a)	0.4	—	0.4	—

Income before income taxes and equity in earnings from affiliated companies	94.0	88.1	172.3	168.8
Provision for income taxes	28.7	27.0	51.4	39.9

Income before equity in earnings from affiliated companies	65.3	61.1	120.9	128.9
Equity in earnings from affiliated companies	0.8	0.6	1.2	0.9

Net income	$66.1	$61.7	$122.1	$129.8

Basic net income per common share:	$0.71	$0.64	$1.31	$1.35

Diluted net income per common share:	$0.70	$0.63	$1.29	$1.32

Weighted-average common shares:

Basic	93.1	96.6	93.3	96.4
Diluted	94.6	98.2	94.7	98.0
(a)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in June 2016.

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$38.9	$51.8
Accounts receivable, net	290.3	234.0
Inventories	331.5	307.2
Prepaid expenses and other current assets	23.9	40.8
Total current assets	684.6	633.8

Property, plant and equipment	2,240.6	2,099.4
Less accumulated depreciation	(717.7)	(673.8)
Property, plant and equipment, net	1,522.9	1,425.6

Goodwill and other intangible assets, net	74.8	58.9
Investments in affiliated companies	48.4	30.4
Other assets	38.9	38.7
Total assets	$2,369.6	$2,187.4

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of capital lease	$0.8	$—
Accounts payable	140.4	148.9
Accrued liabilities	130.4	143.7
Total current liabilities	271.6	292.6

Long-term debt and non-current capital lease	706.8	576.5
Other non-current liabilities	166.1	138.7
Total liabilities	1,144.5	1,007.8

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 106.5 shares issued at June 30, 2016 and 106.0 shares issued at December 31, 2015	1.1	1.1
Additional paid-in capital	730.2	715.8
Retained earnings	1,147.3	1,044.4
Accumulated other comprehensive income	(134.5)	(123.9)
	1,744.1	1,637.4
Less – Treasury stock, at cost, 14.0 and 12.5 shares at June 30, 2016 and December 31, 2015, respectively.	(519.0)	(457.8)
Total stockholders' equity	1,225.1	1,179.6
Total liabilities and stockholders' equity	$2,369.6	$2,187.4

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended June 30,
(In millions)	2016	2015

Cash flows from operating activities
Net income	$122.1	$129.8

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	45.5	37.2
Amortization of deferred financing costs	1.1	0.5
Deferred income taxes	24.6	23.0
Equity in earnings from affiliated companies	(1.2)	(0.9)
Stock-based compensation expense	12.8	14.4
Excess tax benefits on stock-based compensation	—	(8.6)

Changes in assets and liabilities:
(Increase) in accounts receivable	(53.4)	(65.5)
(Increase) in inventories	(22.6)	(48.5)
(Increase) decrease in prepaid expenses and other current assets	(5.6)	(5.2)
Increase (decrease) in accounts payable/accrued liabilities	9.3	(15.7)
Other – net	2.3	(10.3)
Net cash provided by operating activities (a)	134.9	50.2

Cash flows from investing activities
Capital expenditures (b)	(156.0)	(166.3)
Acquisition of business and investments and advances to affiliates	(33.6)	—
Net cash used in investing activities	(189.6)	(166.3)

Cash flows from financing activities
Borrowings from senior unsecured credit facility	123.1	92.8
Borrowings from previous senior secured credit facility	—	—
Repayments of other debt, net	(0.2)	(1.1)
Issuance costs related to credit facilities	(1.7)
Dividends paid on common stock	(19.6)	(19.2)
Stock repurchases	(54.9)	—
Activity under stock plans	(4.7)	11.0
Net cash provided by (used in) financing activities	42.0	83.5

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(3.0)
Net (decrease) in cash and cash equivalents	(12.9)	(35.6)
Cash and cash equivalents at beginning of period	51.8	70.9
Cash and cash equivalents at end of period	$38.9	$35.3

Supplemental Data:
Free cash flow (a)+(b)	$(21.1)	$(116.1)
Accrual basis additions to property, plant and equipment	$142.2	$141.5

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2016 and 2015				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market	2016	2015	B/(W) %	FX Effect (b)	2015	B/(W) %
Commercial Aerospace	$368.5	$324.7	13.5	$(2.2)	$322.5	14.3
Space & Defense	81.8	88.0	(7.0)	0.5	88.5	(7.6)
Industrial	72.3	63.0	14.8	0.2	63.2	14.4
Consolidated Total	$522.6	$475.7	9.9	$(1.5)	$474.2	10.2
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	70.5	68.3			68.0
Space & Defense	15.7	18.5			18.7
Industrial	13.8	13.2			13.3
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2016 and 2015				(Unaudited)
(In millions)	As Reported			Constant Currency (a)
Market	2016	2015	B/(W) %	FX Effect (b)	2015	B/(W) %
Commercial Aerospace	$718.8	$645.0	11.4	$0.6	$645.6	11.3
Space & Defense	161.1	176.9	(8.9)	0.4	177.3	(9.1)
Industrial	140.4	125.6	11.8	(0.8)	124.8	12.5
Consolidated Total	$1,020.3	$947.5	7.7	$0.2	$947.7	7.7
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	70.4	68.1			68.1
Space & Defense	15.8	18.7			18.7
Industrial	13.8	13.2			13.2
Consolidated Total	100.0	100.0			100.0
(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2015 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2016 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2016
Net sales to external customers	$425.3	$97.3	$—	$522.6
Intersegment sales	18.9	—	(18.9)	—
Total sales	444.2	97.3	(18.9)	522.6
Operating income (loss)	101.6	11.7	(13.2)	100.1
% Operating margin	22.9%	12.0%		19.2%

Depreciation and amortization	21.4	1.8	0.1	23.3
Stock-based compensation expense	1.1	0.3	0.9	2.3
Accrual based additions to capital expenditures	67.2	1.7	—	68.9

Second Quarter 2015
Net sales to external customers	$373.5	$102.2	$—	$475.7
Intersegment sales	19.9	—	(19.9)	—
Total sales	393.4	102.2	(19.9)	475.7
Operating income (loss)	91.2	14.4	(15.0)	90.6
% Operating margin	23.2%	14.1%		19.0%

Depreciation and amortization	17.3	1.5	0.1	18.9
Stock-based compensation expense	1.1	0.2	1.1	2.4
Accrual based additions to capital expenditures	71.6	3.4	—	75.0

First Six Months 2016
Net sales to external customers	$821.1	$199.2	$—	$1,020.3
Intersegment sales	37.0	—	(37.0)	—
Total sales	858.1	199.2	(37.0)	1,020.3
Operating income (loss)	192.4	23.9	(32.3)	184.0
% Operating margin	22.4%	12.0%		18.0%

Depreciation and amortization	41.8	3.6	0.1	45.5
Stock-based compensation expense	4.2	0.9	7.7	12.8
Accrual based additions to capital expenditures	137.2	5.0	—	142.2

First Six Months 2015
Net sales to external customers	$740.9	$206.6	$—	$947.5
Intersegment sales	40.3	0.1	(40.4)	—
Total sales	781.2	206.7	(40.4)	947.5
Operating income (loss)	180.4	29.1	(36.3)	173.2
% Operating margin	23.1%	14.1%		18.3%

Depreciation and amortization	34.0	3.0	0.2	37.2
Stock-based compensation expense	4.7	0.7	9.0	14.4
Accrual based additions to capital expenditures	133.7	7.8	—	141.5
(a)	We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income				Table C
	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2016	2015	2016	2015

GAAP operating income	$100.1	$90.6	$184.0	$173.2
- Stock-based compensation expense	2.3	2.4	12.8	14.4
- Depreciation and amortization	23.3	18.9	45.5	37.2
Non-GAAP EBITDA	$125.7	$111.9	$242.3	$224.8

	Unaudited
	Quarter Ended June 30,
	2016		2015
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$66.1	$ 0.70	$61.7	$ 0.63
- Non-operating expense (net of tax) (a)	0.3	—	—	—
Adjusted net income	$66.4	$ 0.70	$61.7	$ 0.63
	Unaudited
	Six Months Ended June 30,
	2016		2015
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$122.1	$ 1.29	$129.8	$ 1.32
- Non-operating expense (net of tax) (a)	0.3	—	—	—
- Discrete Tax Benefits (b)	—	—	(11.6)	(0.12)
Adjusted net income	$122.4	$ 1.29	$118.2	$ 1.21
(a)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in June 2016.

(b)	The 2015 six-month period includes benefits of $11.6 million primarily related to the release of reserves for uncertain tax positions.

Management believes that EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries			Table D
Schedule of Total Debt, Net of Cash	Unaudited
	June 30,	March 31,	December 31,
(In millions)	2016	2016	2015

Current portion of capital lease and other current debt	$0.8	$0.9	$—
Non-current portion of capital lease	0.2	0.4	—
Long-term credit facility	410.0	391.0	280.0
Unsecured bonds, net	296.6	296.6	296.5
Total long-term debt	706.8	688.0	576.5
Total Debt	707.6	688.9	576.5
Less: Cash and cash equivalents	(38.9)	(24.2)	(51.8)
Total debt, net of cash	$668.7	$664.7	$524.7